Exhibit 10.7

WILLOW FINANCIAL BANK

AMENDED AND RESTATED 2005 EXECUTIVE DEFERRED COMPENSATION PLAN

WILLOW FINANCIAL BANK

AMENDED AND RESTATED 2005 EXECUTIVE DEFERRED COMPENSATION PLAN

The Willow Financial Bank (the “Bank”) Amended and Restated 2005 Executive Deferred Compensation Plan (the “Plan”) amends and restates the First Financial Bank 2005 Executive Deferred Compensation Plan that was effective as of January 1, 2005 and subsequently amended on August 24, 2005 and October 25, 2005 (the “Prior Plan”). The Bank is the successor to First Financial Bank by merger. The Bank has herein restated the Plan, which continues to remain frozen as of August 31, 2005, with the intention that the Plan shall at all times satisfy Section 409A of the Code (as defined herein) and the regulations thereunder. The provisions of the Plan shall be construed to effectuate such intentions.

1.                                      PURPOSE

The primary purpose of the Plan is to provide deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, through an unfunded “top hat” arrangement exempt from the fiduciary, funding, vesting, and plan termination insurance provisions of Title I and Title IV of ERISA (“Top Hat”). More specifically, the Bank adopted this Plan to provide Employees with the opportunity to defer part or all of that portion of their Compensation.

2.                                      DEFINITIONS AND CAPITALIZED TERMS

2.1.                            When used in this Plan document, the capitalized terms set forth in alphabetical order herein have the definitions specified below unless the context in which the term appears clearly requires a different meaning.

a.                                       “Account” refers to the bookkeeping entries established and maintained by the Bank or the Committee for the purpose of recording (i) the amounts of Compensation deferred by an Employee under this Plan, (ii) any investment earnings, losses, interest accruals, administrative expenses, etc. with respect to those amounts, and (iii) any distributions to an Employee or Beneficiary

b.                                      “Bank” refers to Willow Financial Bank.

c.                                       “Beneficiary” refers to the person or entity selected to receive any portion of an Employee’s Account that has not been distributed from the Plan at the time of the Employee’s death. Such designation shall be on a form provided or approved by the Plan Administrator, and such designation shall be effective when the form is received by the Committee. If an Employee fails to designate a Beneficiary or no designated Beneficiary survives the Employee, or, if not a natural person, does not continue in effect, then the Plan Administrator will direct payment of benefits to the Employee’s spouse, if the Employee is married at the date of his or her death, or to the Employee’s estate, if the Employee is not married at the time of his or her death. For purposes of this subsection, an Employee who is legally separated or who has been abandoned within the meaning of state law shall not be regarded as married. In the event of a conflict between the designation of Beneficiary hereunder and the designation of Beneficiary under a Participant’s will, the designation of Beneficiary hereunder shall govern. If the Participant is married and he or she and his or her spouse, as applicable, die under circumstances under which the survivor cannot be determined, it shall be presumed that the Participant was the survivor.

d.                                      “Board” refers to the Board of Directors of the Bank.

e.                                       “Change in Control” refers to a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

f.                                         “Code” refers to the Internal Revenue Code of 1986, as amended from time to time.

g.                                      “Committee” refers to the Administrative Committee established pursuant to Section 14.1 that acts on behalf of the Bank in discharging the Bank’s duties as the Plan Administrator. Notwithstanding any other provision of the Plan document, any member of the Committee or any other officer or employee of the Bank who exercises discretion or authority on behalf of the Bank shall not be a fiduciary of the Plan merely by virtue of his or her exercise of such discretion or authority. The Board shall identify the Bank officers who shall serve as members of the Committee. Because this Plan is a “top hat” arrangement, neither the Bank nor the Committee shall be subject to the fiduciary duties imposed by ERISA.

h.                                      “Company” refers to Willow Financial Bancorp, Inc., the parent company of the Bank.

i.                                          “Compensation” refers to an Employee’s total cash remuneration (without regard to any limits imposed by or with reference to Section 401(a)(17) of the Code).

j.                                          “Controlled Group” refers to all corporations and entities which with the Bank are treated as a controlled group within the meaning of Section 414(b) and (c) of the Code.

k.                                       “Disability” refers to when a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

l.                                          “Effective Date” of the amended and restated Plan shall be January 1, 2005.

m.                                    “Employee” refers to any employee of the Bank within the meaning of Section 3121(d) of the Code, who is highly compensated or a member of management within the meaning of Section 201(2), 301(a)(3), and 401(a)(1) of ERISA selected by the President of the Bank to participate in this Plan.

n.                                      “ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended from time to time.

o.                                      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any valid regulations issued thereunder.

p.                                      “Inactive Participant” refers to an Employee who deferred Compensation under the Plan during a previous Plan Year but who does not defer any Compensation payable during the current Plan Year and to a Participant who has had a Termination of Employment but still has a vested, accrued benefit.

q.                                      “Participant” refers to an eligible Employee who elects to defer under the Plan part or all of his or her Compensation earned during the applicable Plan Year.

r.                                         “Plan” shall mean this Willow Financial Bank Amended and Restated 2005 Executive Deferred Compensation Plan, as amended from time to time.

s.                                       “Plan Administrator” refers to the Bank.

t.                                         “Plan Year” refers to the calendar year.

u.                                      “Securities Act” refers to the Securities Act of 1933, as amended, and any valid regulations issued thereunder.

v.                                      “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

w.                                    “Substantially Equal Annual Installments” refers to an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows:  the Account of a Participant shall be calculated as of the last day of a month; and the annual installment shall be calculated by multiplying the balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual installments due to the Participant.

x.                                        “Termination of Employment” refers to an Employee’s Separation from Service.

3.                                      ELIGIBILITY

The President of the Bank is hereby eligible to participate in the Plan. The President of the Bank, in his or her sole discretion, may designate from time to time from among those employees of the Bank who are part of a select group of management or highly compensated employees within the meaning of Section 201(2), 301(a)(3), and 401(a)(1) of ERISA, those Employees of the Bank who are eligible to participate in the Plan for one or more Plan Years and the date upon which each such Employee’s participation may commence. All designated Employees shall be notified by the President or the Committee of their eligibility to participate. An Employee’s eligibility to participate in the Plan does not confer upon the Employee any right to continue as an Employee or to any bonus or remuneration of any kind. However, notwithstanding the foregoing, no additional Employees shall become Participants in the Plan after August 31, 2005.

4.                                      DEFERRAL OF COMPENSATION

4.1.                            Election to Defer. An Employee who is eligible to participate in the Plan may elect to defer the receipt of Compensation by completing a deferral election form provided or approved by the Bank or the Committee. Pursuant to the deferral election form, an eligible Employee may elect to defer any whole percentage, up to 100% of his or her Compensation. At the time an Employee completes a deferral election form, the Employee may designate in writing a specific date upon the occurrence of which the Compensation deferred for any Plan Year, adjusted under Section 5 below, shall be distributed from the Employee’s Account and the rate and form of the distribution. Notwithstanding anything herein to the contrary, as of the closing date of the merger of First Financial Bank with and into Willow Financial Bank, which occurred on August 31, 2005 (the “Closing Date”), no further Compensation shall be deferred under the Plan.

4.2.                            Date and Notice of Deferral Election. An eligible Employee must submit his or her deferral election form to the Committee no later than the last day of the deferral election period, which shall be the ninety-day period ending on the last day preceding the calendar year in which the eligible Employee will render the services for which he or she will earn any part of the Compensation payable to the Employee for service during that year (“Deferral Election Period”). For the initial Plan Year of the Plan, the first Deferral Election Period shall end December 31, 2004. The Deferral Election Period, in which a deferral election of an eligible Employee is made in the Employee’s first year of employment with the Bank (“New Hire Election”), shall end no earlier than 30 days after his or her first date of employment with the Bank. A New Hire Election shall be effective with respect to Compensation paid after the end of the election period and during the calendar year in which the election is made.

4.3.                            Multiple Elections. An election to defer Compensation shall be effective on the date an eligible Employee delivers a completed deferral election form to the Committee; provided, however, that, if the eligible Employee delivers another properly completed deferral election form to the Committee prior to the close of the Deferral Election Period described in Section 4.2, the deferral election on the form bearing the latest date shall control. After the last day of the election period, the controlling election made prior to the close of the period shall be irrevocable. Except with respect to a New Hire Election, in order to defer any portion of Compensation earned in any calendar year, an eligible Employee must submit at least one completed deferral election form during the Deferral Election Period.

4.4.                            No Deferral Adjustments. After an annual election has taken effect for any Plan Year, a Participant may not increase or decrease the percentage of Compensation to be deferred during that Plan Year.

5.                                      DEFERRED COMPENSATION ACCOUNTS

5.1.                            Maintenance of Accounts. The Plan Administrator shall maintain one or more Accounts with respect to any Compensation deferred by an eligible Employee under Section 4 above. The Plan Administrator shall credit the Account with the full amount of Compensation deferred in any payroll period. If the Compensation deferred is subject to federal or state employment taxes (e.g., taxes under the Federal Insurance Contributions Act or Federal Unemployment Tax Act), said taxes shall be withheld and deducted from a portion of the Employee’s Compensation not deferred under this Plan. A Participant or Inactive Participant shall be fully vested at all times in amounts deferred under Section 4 above, as adjusted for any interest accruals, administrative expenses, or distributions as described below.

5.2                               Investment of Account Balances.

(a)                                  Interest Accruals. Any amounts credited to the Account of a Participant or Inactive Participant as a result of the deferral of all or part of his or her Compensation shall accrue interest compounded annually, until such time as the Participant or Inactive Participant shall elect another Investment Choice as provided below. The accrual of interest begins and the compounding of interest occurs on January 1 of each Plan Year, except for the first Plan Year, where the compounding of interest shall begin on the Effective Date. The rate at which interest accrues shall be equal to the average of the three-month LIBOR for the calendar year preceding the Plan Year plus 360 basis points, or such higher rate established by the Committee, provided, however, that in no event shall the rate be less than five percent (5%) nor greater than twelve percent (12%). If the full amount of such interest accruals are allocated to a Participant’s Account, any federal, state, or local income or employment tax consequences attributable to interest accruals under this Section 5.2 shall be borne by or inure to the benefit of the Bank.

(b)                                 Hypothetical Investment Choices. The Committee shall establish one or more hypothetical investment choices (“Investment Choices”) under this Plan and may add to or change or discontinue any Investment Choice included in the list of available Investment Choices in its absolute discretion; however, the Plan may not offer the common stock of the Company as an Investment Choice. An Investment Choice must qualify as a notional investment measure that qualifies as a predetermined actual investment within the meaning of Treasury Regulation Section 31.3121(v)(2)-(1)(d)(2), which generally will require an Investment Choice to be an actual available investment (for example, a mutual fund or common stock and not based on the greater of the rate of return of two or more actual investments).

(c)                                  Allocation and Reallocation of Investment Choices. A Participant may allocate amounts credited to his or her Account to one or more of the Investment Choices authorized under the Plan. Subject to the rules established by the Committee, a Participant may reallocate amounts credited to his or her Account (to be effective as soon as administratively practicable) to one or more of such Investment Choices, by filing with the Committee a notice, in such form as may be specified by the Committee. The Committee may restrict allocations or reallocations by specified Participants into or out of specified Investment Choices or specify minimum amounts that may be allocated or reallocated by a Participant; however, any such allocation or reallocation shall be made in accordance with all applicable provisions of the Exchange Act and the regulations promulgated thereunder, including but not limited to Section 16(b) and the regulations thereunder.

(d)                                 Investment Return. In order to simulate an investment return for the amounts held in each Participant’s Account, the account balance shall be reduced for the reasonable transaction costs associated with the Participant’s investment directions and be adjusted to recognize the hypothetical income, appreciation and depreciation generated by the hypothetical investments that the Account is deemed to be invested in.

(e)                                  Trust. The Committee has deposited in the Trust Agreement for the Willow Financial Bancorp, Inc. Deferred Compensation Plan, which is designed to constitute a “rabbi trust,” amounts of cash or other property in an amount not exceeding the amount of the Bank’s obligations with respect to the Participants’ Accounts established under this Section 5.2.

5.3.                            Unpaid Balances. The unpaid balance of all Accounts payable under the Plan shall continue to be credited with the accruals of interest as described in Section 5.2 above, unless an alternative Investment Choice is selected by a Participant.

5.4.                            Bank’s General Assets. Each Participant understands and agrees that all Compensation deferred under the Plan and all amounts credited to a Participant’s Account under the Plan (a) are the general assets of the Bank, (b) may be used in the operation of the Bank’s business or in any other manner permitted by law, and (c) remain subject to the claims of the Bank’s creditors. Each Participant agrees, on behalf of such Participant and his or her Beneficiary, that (i) title to any amounts deferred under the Plan or credited to a Participant’s Account remains in the Bank and (ii) neither the Participant nor his or her Beneficiary has any property interests whatsoever in said amounts, except as general unsecured creditors of the Bank.

6.                                      EFFECT ON EMPLOYEE BENEFITS

Amounts deferred under this Plan or distributed pursuant to the terms of this Plan are not taken into account in the calculation of an Employee’s benefits under any employee pension or welfare benefit program or under any other compensation practice maintained by the Bank, except to the extent provided in such program or practice. However, the benefits provided for a Participant and a Participant’s Beneficiary under this Plan are in addition to benefits available to such Participant or Beneficiary under any other plan or program of the Bank.

7.                                      PAYMENT OF DEFERRED COMPENSATION ACCOUNTS

7.1.                            In-Service Withdrawals.

a.                                       Withdrawals on Previously Specified Dates. Prior to a Separation from Service, a Participant shall receive a withdrawal of amounts deferred in a particular Plan year upon the occurrence of the date and pursuant to the form specified in his or her deferral election form for that Plan Year, under Section 4.1 above, to the extent that such amounts have not been disbursed under this Section 7 prior to that date.

b.                                      Other Withdrawals. Prior to a Separation from Service, a Participant may not withdraw any funds from his or her Account, except as provided in paragraph 7.1.a.

7.2.                            Termination of Employment. Subject to a Participant’s or Inactive Participant’s election of a distribution date and form under Section 4.1, upon the Separation from Service of a Participant or Inactive Participant for any reason other that death, the Bank shall distribute his or her Account under the Plan, in either (i) a single lump sum or (ii) substantially equal annual installments over a period of fifteen years. Such selection must be made at the time the election to defer Compensation is made under Section 4.1. The payment from the Account shall occur or commence on the first day of the month following the lapse of six months following the date the Separation from Service occurs (“Start Date”). If the benefits are to be paid in annual installments, the first annual installment shall be paid on or as soon as practicable following the Participant’s Separation from Service (subject to the six-month delay required above), and all subsequent annual payments shall be paid on the annual anniversary date of the first payment.

7.3.                            Death Prior to Commencement of Distributions. Upon the death of a Participant or Inactive Participant prior to the commencement of any distribution under Section 7.2 above, the Accounts of such Participant or Inactive Participant shall be distributed to his or her Beneficiary in a lump sum. The payment from the Accounts shall occur as soon as administratively feasible after the death of the Participant or Inactive Participant.

7.4.                            Death After Commencement of Distributions. Upon the death of a Participant or Inactive Participant after the commencement of any distribution in accordance with Section 7.2 above, the balance remaining in the Account of such Participant or Inactive Participant shall be distributed to his or her Beneficiary in a lump sum. The payment from the Accounts shall occur as soon as administratively feasible after the death of the Participant or Inactive Participant.

7.5.                            Withholding and Other Tax Consequences. From any payments made under this Plan, the Bank shall withhold any taxes or other amounts which federal, state, or local law requires the Bank to deduct, withhold, and deposit. The Bank’s determination of the type and amount of taxes to be withheld from any payment shall be final and binding on all persons having or claiming to have an interest in this Plan or in any Accounts under this Plan. Any adverse consequences incurred by a Participant or Inactive Participant with respect to his or her participation in the Plan or in connection with a distribution from or vesting under the Plan shall be the sole responsibility of the Participant or Inactive Participant.

7.6.                            Vesting. All benefits accrued under this Plan shall be fully vested at all times.

8.                                      TRANSFER

8.1.                            Outgoing Transfers. If a Participant under this Plan is transferred to an entity which is a member of the Bank’s Controlled Group (“U.S. Entity”), the Participant shall not be deemed to have terminated employment for purposes of this Plan until the Participant ceases to be employed by a U.S. Entity and has a Separation from Service.

9.                                      FUNDING

All amounts deferred under this Plan shall remain or become general assets of the Bank. All payments under this Plan shall come from the general assets of the Bank. The amounts credited to an Employee’s Accounts are not secured by any specific assets of the Bank. This Plan shall not be construed to require the Bank to fund any of the benefits provided hereunder or to establish a trust or purchase insurance or other product for such purpose. The Bank may make such arrangements as it desires to provide for the payment of benefits. Neither an Employee, Participant, or Inactive Participant nor his or her Beneficiary or estate shall have any rights against the Bank with respect to any portion of any Account under the Plan except as general unsecured creditors. No Employee, Participant, Inactive Participant, or Beneficiary has an interest in any Account under this Plan until the Employee, Participant, Inactive Participant, or Beneficiary actually receives payment from the Account. Notwithstanding the terms of this Section, the Bank may, but need not, establish a rabbi trust with respect to all or a portion of a Participant’s Accounts.

10.                               NON-ALIENATION OF BENEFITS

No Employee, Participant, Inactive Participant, or Beneficiary may, except as otherwise required by law, sell, assign, transfer, convey, hypothecate, encumber, anticipate, pledge, or otherwise dispose of any interest in this Plan or in any Account established under this Plan, and any attempt to do so shall be void. No portion of any Account shall, prior to receipt thereof, be subject to the debts, contracts, liabilities, or engagements of any Employee, Participant, Inactive Participant, or Beneficiary. Nothing in the preceding sentence shall prohibit an offset of amounts which the Employee, Participant, Inactive Participant, or Beneficiary owes to the Bank at any time when there is a distribution of his or her Accounts under this Plan, nor shall any provision of the Plan impede the Bank from recovering directly from an Employee, Participant, Inactive Participant, or Beneficiary, or by offset against payments being made to them, any payments to which he or she was not entitled under the Plan.

11.                               LIMITATION OF RIGHTS

Nothing in this Plan document or in any related instrument shall cause this Plan to be treated as a contract of employment within the meaning of the Federal Arbitration Act, 9 U.S.C. 1 et. seq., or otherwise shall be construed as evidence of any agreement or understanding, express or implied, that the Bank (a) will employ any person at any particular position or level of Compensation, (b) will offer any person initial or continued participation in any commission, bonus, or other compensation program, or (c) will continue any person’s employment with the Bank.

12.                               NOTICE UNDER WARN

Any amounts paid (i) to any Employee under the Worker Adjustment and Restraining Notification Act of 1988 (“WARN”) or under any other laws regarding termination of employment, or (ii) to any third party for the benefit of said Employee or for the benefit of his or her dependents shall not be offset or reduced by any amounts paid or determined to be payable by the Bank to said Employee or to his or her dependents under this Plan.

13.                               AMENDMENT OR TERMINATION OF PLAN

13.1.                        Amendment or Termination. The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Bank, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board. In addition, in the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Committee may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.

13.2.                        Effect of Amendment or Termination.

(a)                                  General.      No amendment or termination of the Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 13.2(b) below. No additional deferrals may be made after termination of the Plan, but the Company or the Bank shall continue to credit gains and losses pursuant to Section 5 until the vested balance of the Participant’s account has been fully distributed to the Participant or his Beneficiary.

(b)                                 Termination.      Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 13.2(b). The Company or the Bank may, in their discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)                                     the Plan is irrevocably terminated within the 30 days preceding a Change In Control and (1) all arrangements sponsored by the Company and the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) the Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Company and the Bank irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)                                  the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Company and the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if the Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, and (4) neither the Company nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Company and the Bank take all necessary action to irrevocably terminate the Plan; or

(iii)                               the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by a Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

14.                               ADMINISTRATIVE PROCEDURES AND DISPUTE RESOLUTION

14.1.                     Plan Administrator. The Plan Administrator shall be the Bank. The Board of Directors may establish an Administrative Committee composed of any persons, including officers or employees of the Bank, who act on behalf of the Bank in discharging the duties of the Bank in administering the Plan. No Administrative Committee member who is a full-time officer or employee of the Bank shall receive compensation with respect to his or her service on the Administrative Committee. Any member of the Administrative Committee may resign by delivering his or her written resignation to the Board of Directors of the Bank. The Board may remove any Committee member by providing him or her with written notice of the removal.

14.2.                     Committee Organization and Procedures.

a.                                       The President of the Bank may designate a chairperson from the members of the Administrative Committee. The Administrative Committee may appoint its own secretary, who may or may not be a member of the Administrative Committee and may or may not be a person distinct from the Secretary of the Bank. The Committee secretary shall have the primary responsibility for keeping a record of all meetings and acts of the Administrative Committee and shall have custody of all documents, the preservation of which shall be necessary or convenient to the efficient functioning of the Administrative Committee. All reports required by law may be signed by the Chairperson or another member of the Administrative Committee, as designated by the Chairperson, on behalf of the Company.

b.                                      The Administrative Committee shall act by a majority of its members in office and may adopt such rules and regulations as it deems desirable for the conduct of its affairs.

14.3.                     Administrative Authority. The Bank and the Committee have complete discretionary authority to perform all functions necessary or appropriate to the operation of the Plan, including, without limitation, authority to (a) construe and interpret the provisions of the

Plan document and any related instrument and determine any question arising under the Plan document or related instrument, or in connection with the administration or operation thereof, (b) determine in its sole discretion all facts and relevant considerations affecting the eligibility of any Employee to be or become a Participant; (c) decide eligibility (subject to Section 3) for, and the amount of, benefits for any Participant, Inactive Participant, or Beneficiary; (d) authorize and direct all disbursements under the Plan; and (e) employ and engage such persons, counsel, and agents and to obtain such administrative, clerical, medical, legal, audit, and actuarial services as it may deem necessary in carrying out the provisions of the Plan. The Bank shall be the “administrator” as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code. The President of the Bank, or in his or her absence, the General Counsel of the Bank, shall be the agent for service of process on the Plan.

14.4.                     Expenses  All expenses (including fees designated by Committee) which are necessary to operate and administer the Plan, including but not limited to expenses incurred in connection with the provisions of Section 14.3, shall be paid directly by the Bank. Such expenses may not be charged against Participant Accounts or reduce the amount of Compensation or interest accruals allocated to Participant Accounts under the Plan. All reasonable costs incurred by a Committee member in the discharge of the Bank’s or his or her duties under the Plan shall be paid or reimbursed by the Bank. Such costs shall include fees or expenses arising from the Committee’s retention, with the consent of the Bank, of any attorneys, accountants, actuaries, consultants or recordkeepers required by the Committee to discharge its duties under the Plan. Nothing in the preceding two sentences or in any other provisions of the Plan shall require the Bank to pay or reimburse any Committee member or any other person for the cost, liability, loss, fee, or expense incurred by the Committee member or other person in any dispute with the Bank, nor may any Committee member or other person reimburse himself, herself, or itself from any Plan contributions for any such cost, liability, loss, fee, or expense.

14.5.                     Insurance. The Bank may, but need not, obtain liability insurance to protect its directors, officers, employees, or representatives against liability in the operation of the Plan.

14.6.                     Claims Procedure.

a.                                       A claim for benefits shall be considered filed only when actually received by the Plan Administrator.

b.                                      Any time a claim for benefits is wholly or partially denied, the Participant, Inactive Participant, or Beneficiary (hereinafter “Claimant”) shall be given written notice of such denial within 90 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90-day period. The extension shall expire within 180 days after the claim is filed. Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure and appeal time limits set forth herein, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary. The denial will also include a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on review.

14.7.                     Appeal Procedures

a.                                       Any person who has had a claim for benefits denied by the Plan Administrator, or is otherwise adversely affected by the action or inaction of the Plan Administrator, shall have the right to request a review by the Plan Administrator. Such request must be in writing and must be received by the Plan Administrator within 60 days after such person receives notice of the Plan Administrator’s action. If written request for a review is not made within such 60-day period, the Claimant shall forfeit his or her right to a review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.

b.                                      The Plan Administrator shall then review the claim. The Plan Administrator may issue a written decision reaffirming, modifying, or setting aside its former action within 60 days after receipt of the written request for a review, or 120 days if special circumstances require an extension. The Claimant shall be notified in writing of any such extension within 60 days following the request for a review. An original or copy of the decision shall be furnished to the Claimant. A notification of adverse benefit determination shall set forth, in a manner calculated to be understood by the Claimant, (i) the specific reason or reasons for the adverse determination; (ii) references to the specific Plan provisions on which the benefit determination is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iv) describe the Claimant’s right to bring an action under Section 502(a) of ERISA. The decision shall be final and binding upon the Claimant and the Plan Administrator and all other persons having or claiming to have an interest in the Plan or in any Account established under the Plan.

14.8.                     Notices. Any notice from the Bank or the Committee to an Employee, Participant, Inactive Participant, or Beneficiary regarding this Plan may be addressed to the last known residence of said person as indicated in the records of the Bank. Any notice to, or any service of process upon, the Bank or the Committee with respect to this Plan may be addressed as follows:

Chief Financial Officer

Willow Financial Bank

170 South Warner Road

Wayne, Pennsylvania  19087

14.9.                     Indemnification. To the extent permitted by law, the Bank shall, and hereby does, indemnify and hold harmless any director, officer, or employee of the Bank who is or may be deemed to be responsible for the operation of the Plan, from and against any and all losses, claims, damages, or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from a duty, act, omission, or decision with respect to the Plan, so long as such duty, act, omission, or decision does not involve gross negligence or willful misconduct on the part of such director, officer, or employee. Any individual so indemnified shall, within 10 days after receipt of notice of any action, suit, or proceeding, notify the President of the Bank (or in the President’s absence, the chief financial officer of the Bank) and offer in writing to the President (or in the President’s absence, the chief financial officer of the Bank) the opportunity, at the Bank’s expense, to handle and defend such action, suit, or proceeding, and the Bank shall have the right, but not the obligation, to conduct the defense in any such action, suit, or proceeding. An individual’s failure to give the President (or in the President’s absence, the chief financial officer of the Bank) such notice and opportunity shall relieve the Bank of any liability to said individual under this Section 14.9. The Bank may satisfy its obligations under this provision (in whole or in part) by the purchase of insurance. Any payment by an insurance carrier to or on behalf of such individual shall, to the extent of such payment, discharge any obligation of the Bank to the individual under this indemnification.

15.                               MISCELLANEOUS

15.1.                     Alternative Acts and Times. If it becomes impossible or burdensome for the Bank or the Committee to perform a specific act at a specific time required by this Plan, the Bank or the Committee may perform such alternative act which most nearly carries out the intent and purpose of this Plan and may perform such required or alternative act at a time as close as administratively feasible to the time specified in this Plan for such performance.

15.2.                     Masculine and Feminine, Singular and Plural. Whenever used herein, pronouns shall include all genders, and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

15.3.                     Governing Law and Severability. This Plan shall, except as expressly provided for hereunder, be construed in accordance with the laws of the Commonwealth of Pennsylvania (exclusive of its provisions regarding conflicts of law) to the extent that such laws are not preempted by ERISA or other federal laws. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan, which shall be construed as if said illegal or invalid provisions had never been included.

15.4.                     Facility of Payment. If the Plan Administrator, in its sole discretion, determines that any Employee, Participant, Inactive Participant, or Beneficiary by reason of infirmity, minority, or other disability, is physically, mentally, or legally incapable of giving a valid receipt for any payment due him or her or is incapable of handling his or her own affairs and if the Plan Administrator is not aware of any legal representative appointed on his or her behalf, then the Plan Administrator, in its sole discretion, may direct (a) payment to or for the benefit of the Employee, Participant, Inactive Participant, or Beneficiary; (b) payment to any person or institution maintaining custody of the Employee, Participant, Inactive Participant, or Beneficiary; or (c) payment to any other person selected by the Plan Administrator to receive, manage, and disburse such payment for the benefit of the Employee, Participant, Inactive Participant, or Beneficiary. The receipt by any such person of any such payment shall be a complete acquittance therefor; and any such payment, to the extent thereof, shall discharge the liability of the Bank, the Committee, and the Plan for any amounts owed to the Employee, Participant, Inactive Participant, or Beneficiary hereunder. In the event of any controversy or uncertainty regarding who should receive or whom the Plan Administrator should select to receive any payment under this Plan, the Plan Administrator may seek instruction from a court of proper jurisdiction or may place the payment (or Account) into such court with final distribution to be determined by such court.

15.5.                     Correction of Errors. Any crediting of Compensation or interest accruals to the Accounts of any Employee, Participant, Inactive Participant, or Beneficiary under a mistake of fact or law shall be returned to the Bank. If an Employee, Participant, Inactive Participant, or Beneficiary in an application for a benefit or in response to any request by the Bank or the Plan Administrator for information, makes any erroneous statement, omits any material fact, or fails to correct any information previously furnished incorrectly to the Bank or the Plan Administrator, or if the Plan Administrator makes an error in determining the amount payable to an Employee, Participant, Inactive Participant, or Beneficiary, then the Bank or the Plan Administrator may correct its error and adjust any payment on the basis of correct facts. The amount of any overpayment may be deducted from or added to the next succeeding payments, or the Plan Administrator may make a request for reimbursement from the Employee, Participant, Inactive Participant or Beneficiary as directed by the Plan Administrator. The Plan Administrator and the Bank reserve the right to maintain any action, suit, or proceeding to recover any amounts improperly or incorrectly paid to any person under the Plan or in settlement of a claim or satisfaction of a judgment involving the Plan.

15.6.                     Missing Persons. In the event a distribution of a part or all of an Account is required to be made from the Plan to an Employee, Participant, Inactive Participant, or Beneficiary, and such person cannot be located, the relevant portion of the Account shall remain subject to the Plan and, if treated as a forfeiture, shall be used to defray the Bank’s contribution obligation under this Plan. If the affected Employee, Participant, Inactive Participant, or Beneficiary later contacts the Bank, his or her portion of the Account shall be reinstated and distributed as soon as administratively feasible. Prior to forfeiting any Account, the Bank shall attempt to contact the Employee, Participant, Inactive Participant, or Beneficiary by return receipt mail (or other carrier) at his or her last known address according to the Bank’s records and, where practical, by letter-forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Plan Administrator deems appropriate.

15.7.                     Plan Frozen. Notwithstanding anything herein to the contrary, any and all provisions of the Plan shall be interpreted consistent with the fact that the Plan has been frozen effective as of the Closing Date (including the freezing of the Plan as of the Closing Date).

IN WITNESS WHEREOF, the designated officer has executed this document on the date set forth adjacent to his or her signature below.

Willow Financial Bank

Dated:	October 23, 2007	By:	/s/ Donna M. Coughey

		Title:	President and Chief Executive Officer